Exhibit 99.1

Contact: Robert Lewey, President
IES Holdings, Inc.
713-860-1500

    FOR IMMEDIATE RELEASE

IES HOLDINGS ANNOUNCES APPOINTMENT TO BOARD OF DIRECTORS

HOUSTON — November 4, 2016 — IES Holdings, Inc. (“IES” or the “Company”) (NASDAQ: IESC) today announced that the Company has expanded its Board of Directors with the appointment of Jeffrey L. Gendell as a director and the non-executive Chairman of the Board. Mr. Gendell is the founder and managing member of Tontine Associates, L.L.C., a private investment management firm which, together with its affiliates, is IES’s majority shareholder. Effective with this appointment, David B. Gendell, the current non-executive Chairman of the Board, was appointed to serve as the non-executive Vice Chairman of the Board.

Donald L. Luke, Chairman of the Nominating/Governance Committee of the Board, commented, “We are very pleased to welcome Jeff as Chairman of the Board. As a long-time shareholder, he has been committed to IES’s growth and success for years, and brings a deep understanding of IES’s strategy, leadership and governance. Through his extensive investment experience at Tontine, he also adds diverse industry knowledge and a valuable shareholder perspective to the Board.” Mr. Luke added, “I am also gratified that Dave will be remaining in a leadership role as Vice Chairman. He has been extremely effective in helping to steer the Company’s growth strategy as Chairman, and the Board will benefit from his continued involvement.”

Jeff Gendell, said, “I am honored to have the opportunity to serve as Chairman of the IES Board. I believe that the Company has developed a strong track record of executing on its growth and capital allocation strategy, and I look forward to continuing to support the Board and management as they drive this strategy.”

ABOUT IES HOLDINGS, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our approximately 4,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.